Exhibit 99.1

CYS Investments, Inc. Announces First Quarter 2016 Financial Results

For Immediate Release
NEW YORK, NY – April 20, 2016 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended March 31, 2016 (the "First Quarter").

First Quarter 2016 Summary Results

•	March 31, 2016 book value per common share of $9.46, after declaring a $0.26 dividend per common share on March 8, 2016.

•	GAAP net income available to common stockholders of $56.1 million, or $0.37 per diluted common share.

•	Core earnings plus drop income of $40.3 million ($34.0 million core earnings and $6.3 million drop income), or $0.27 per diluted common share ($0.22 core earnings and $0.05 drop income).

•	Interest rate spread, net of hedge, including drop income, of 1.45%.

•	Operating expenses of 1.48% of average stockholders' equity.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.76.

•	Leverage ratio of 6.76 to 1 at March 31, 2016.

•	Constant Prepayment Rate ("CPR") of 7.6%.

•	Repurchased 510,618 shares of the Company's common stock at a weighted-average purchase price of $7.82 per share or an aggregate of approximately $4.0 million.

•	Total stockholder return on common equity of 3.85%.

Market Commentary

Following the US Federal Reserve’s (the "Fed") initial interest rate hike in December 2015, the bond market entered 2016 with expectations for continued increases in short term rates as the Fed continues its rate normalization process. However, as data emerged about the diminishing prospects for global economic growth, the bond market began to push out its expectations for when additional Fed rate hikes would occur. Indeed, some market participants expected four rate hikes in 2016, but by the end of March 2016, general market expectations suggested no more than one or two rate hikes in 2016. Additionally, lower oil prices, a strong dollar, and slower growth in China and other global economies have presented a growing threat of renewed deflationary pressures. Growth in the US economy had already slowed to 1.0% in the fourth quarter of 2015 (the "Fourth Quarter"), and some economists now see first quarter 2016 (the "First Quarter") growth at around 0.9%, far from showing signs of accelerating. Payrolls continued to rise in the First Quarter and the unemployment rate throughout the First Quarter remained relatively unchanged at 5%. While the U-6 underemployment rate remained at 9.8%, inflation remains below the Fed’s 2% target at around 1%. While the Federal Open Market Committee ("FOMC") continues to focus on its dual mandate of maximum employment and an inflation objective of 2%, they have expressed heightened awareness of the US economy’s sensitivity to global economic conditions. During its March 2016 meeting, the FOMC voted to keep the federal funds rate at 0.25% and for the first time cited global economic and financial developments as influencing their decision and outlook on inflation. Current FOMC guidance provides that the pace of rate increases is likely to be slower with only two rate hikes in 2016, not the four anticipated in December 2015. The bond market began building in the lower rate expectations well before Fed officials made their public statements and updated their guidance.

Reflecting the diminishing prospects for accelerating growth, in the First Quarter, the bond market rallied and the 10-year U.S. Treasury yield, which began the year at 2.27%, hit a low of 1.66% in mid-February and closed at 1.77% on March 31, 2016, driving Agency RMBS prices higher. Fannie Mae 30-year 3.5% RMBS prices rose by 1.64% and Fannie Mae 15-year 3.0% RMBS prices rose by 1.40% during the First Quarter. Interest rates on swaps decreased during the First Quarter and spreads widened slightly resulting in a decrease in the value of our hedge book. Overall, the performance of Agency RMBS prices more than offset the decrease in the value of our hedges, and our book value increased. At the beginning of the First Quarter, our net duration gap was 0.74 years, declining to 0.30 years at March 31, 2016.

Prepayments remained below 8% on CYS's portfolio in the First Quarter. Mortgage rates responded to the lower rate environment with the 30-year Fixed Mortgage average rate declining from 3.90% at December 31, 2015 to a low of around 3.65% in February 2016. We expect homeowners to respond to the lower rates and expect prepayments on our portfolio assets to increase in the coming months, which we expect to impact our portfolio yield. With the current Fed position of keeping interest rates lower for longer, we anticipate less volatility in the prices of Agency RMBS securities. As of March 31, 2016, we had substantial available liquidity of $1.1 billion, or 66.6% of our equity, and leverage stood at 6.76 to 1, relatively flat from the December 31, 2015 level of 6.77 to 1.
First Quarter 2016 Results
The Company’s book value per common share on March 31, 2016 was $9.46, compared to $9.36 at December 31, 2015, after declaring a $0.26 dividend per common share on March 8, 2016. The book value was positively impacted by the increase in the value of Agency RMBS during the First Quarter, which was partially offset by a decrease in the value of the Company's interest rate hedges.
In the First Quarter, the Company had core earnings plus drop income (defined below) of $40.3 million, or $0.27 per diluted common share, comprised of core earnings of $34.0 million, or $0.22 per diluted common share, and drop income of $6.3 million, or $0.05 per diluted common share. This compares to Fourth Quarter core earnings plus drop income of $44.5 million, or $0.29 per diluted common share, comprised of core earnings of $40.8 million, or $0.27 per diluted common share, and drop income of $3.7 million, or $0.02 per diluted common share. Core earnings decreased in the First Quarter from the Fourth Quarter primarily due to (i) lower interest income on lower average settled Debt Securities, (ii) higher interest expense on borrowings due to higher cost of funds, and (iii) higher operating expenses. The decrease was offset by lower swap and cap interest expense. Drop income increased in the First Quarter from the Fourth Quarter due to higher activity in the to-be-announced ("TBA") securities market.
The Company had net income available to common stockholders of $56.1 million in the First Quarter, or $0.37 per diluted common share, compared to a net loss of $(3.6) million, or $(0.02) per diluted common share, in the Fourth Quarter, as explained below.
In the First Quarter, total interest income decreased to $81.5 million from $85.8 million in the Fourth Quarter due to lower average settled Debt Securities. While we had lower average settled Debt Securities of $11,906.0 million in the First Quarter, compared to $12,811.1 million in the Fourth Quarter, the yield on our Debt Securities increased to 2.74% in the First Quarter from 2.68% in the Fourth Quarter. The increase in our average yield on Debt Securities in the First Quarter was primarily due to lower prepayments and amortization expense on our investment portfolio. First Quarter CPR decreased to 7.6% from 8.1% in the Fourth Quarter, while amortization expense decreased $2.7 million to $15.9 million from $18.6 million in the Fourth Quarter.
The Company's net interest income was $63.5 million in the First Quarter, down approximately $8.4 million from $71.9 million in the Fourth Quarter, as interest expense on our combined borrowings under repurchase agreements ("repo borrowings") and Federal Home Loan Bank of Cincinnati ("FHLBC") advances ("FHLBC Advances") increased due to higher average cost of funds of 0.68% in the First Quarter, compared to 0.49% in the Fourth Quarter.
The following table provides GAAP measures of net interest income and interest expense and reconciles the aforementioned line items to the non-GAAP measures of economic net interest income and economic interest expense for each respective period.

(in thousands)	March 31, 2016	December 31, 2015
Net interest income	$63,506	$71,867
Swap and cap interest expense	18,398	22,969
Economic net interest income	$45,108	$48,898

Interest expense on repurchase agreements and FHLBC Advances	$17,945	$13,964
Swap and cap interest expense	18,398	22,969
Economic interest expense	$36,343	$36,933
The Company's economic net interest income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings and FHLBC Advances, was $45.1 million in the First Quarter, down approximately $3.8 million from $48.9 million in the Fourth Quarter. The decrease in the economic net interest income was primarily due to lower net interest income, as explained above, which was largely offset by a decrease in swap and cap interest expense. A combination of the lower weighted average notional of swaps and caps outstanding of $10,075.0 million in the First Quarter, compared to $10,337.5 million in the Fourth Quarter, and an increase in the receive rate on resetting swaps, resulted in a $4.6 million decrease in swap and cap interest expense to $18.4 million in the First Quarter, from $23.0 million in the Fourth Quarter. The weighted average receive rate on our interest rate swaps was 0.62% at March 31, 2016, compared to 0.41% at December 31, 2015.

In the First Quarter, economic interest expense, comprised of interest expense on repo borrowings and FHLBC Advances and swap and cap interest expense, was $36.3 million, compared to $36.9 million in the Fourth Quarter. The increase in interest expense on repo borrowings and FHLBC Advances to $17.9 million in the First Quarter from $14.0 million in the Fourth Quarter, was more than offset by the decrease in swap and cap interest expense, which decreased to $18.4 million in the First Quarter, from $23.0 million in the Fourth Quarter, as explained above. Overall, the adjusted average cost of funds and hedge was slightly higher at 1.26% during the First Quarter, compared to 1.24% during the Fourth Quarter. The Company’s interest rate spread net of hedge including Drop Income also remained stable at 1.45% in the First Quarter, compared to 1.43% in the Fourth Quarter.
The Company recognized net realized and unrealized gain (loss) from investments of $163.5 million in the First Quarter, compared to net realized and unrealized loss from investments of $(138.4) million in the Fourth Quarter. The net gain on investments in the First Quarter was generally driven by an increase in prices of our Agency RMBS. For example, prices of 30-year 3.5% Agency RMBS increased by $1.69 to $104.92 and 15-year 3.0% Agency RMBS increased by $1.44 to $104.52 at the end of the First Quarter, whereas prices of these securities decreased by $1.16 to $103.23 and by $1.09 to $103.08, respectively, during the Fourth Quarter.
The Company had net realized and unrealized gain (loss) on derivative instruments of $(140.5) million, comprised of $(148.0) million net realized and unrealized loss on swap and cap contracts, and $7.5 million net realized and unrealized gain on TBA Derivatives (as described below) for the First Quarter, compared to net realized and unrealized gain of $92.0 million on swaps and cap contracts in the Fourth Quarter. The overall change was primarily due to lower interest rates in the First Quarter, which caused the value of our hedges to decrease. For example, 7-year swap rates decreased by 56 bps during the First Quarter, whereas they increased by 25 bps during the Fourth Quarter.
The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.48% in the First Quarter, compared to 0.75% in the Fourth Quarter. The Fourth Quarter operating expense ratio was low due primarily to a year-end reduction in the 2015 incentive compensation expense accrual.
Set forth below are summary financial data for the First Quarter and Fourth Quarter:
Summary Financial Data

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2016	December 31, 2015
Average settled Debt Securities (1)	$11,905,997	$12,811,091
Average total Debt Securities (2)	$12,945,855	$13,424,661
Average repurchase agreements and FHLBC Advances (3)	$10,492,636	$11,309,499
Average Debt Securities liabilities (4)	$11,532,494	$11,923,069
Average stockholders' equity (5)	$1,714,728	$1,739,317
Average common shares outstanding (6)	151,788	153,183
Leverage ratio (at period end) (7)	6.76:1	6.77:1
Book value per common share (at period end) (8)	$9.46	$9.36

Key Performance Metrics*
Average yield on settled Debt Securities (9)	2.74%	2.68%
Average yield on total Debt Securities including drop income (10)	2.71%	2.67%
Average cost of funds(11)	0.68%	0.49%
Average cost of funds and hedge (12)	1.39%	1.31%
Adjusted average cost of funds and hedge (13)	1.26%	1.24%
Interest rate spread net of hedge (14)	1.35%	1.37%
Interest rate spread net of hedge including drop income (15)	1.45%	1.43%
Operating expense ratio (16)	1.48%	0.75%
Total stockholder return on common equity (17)	3.85%	0.31%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities (comprised of settled Debt Securities and all TBA contracts) is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)	The average repurchase agreements and FHLBC Advances are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities, inclusive of TBA Derivatives, during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold plus gross TBA Derivatives positions (as described below) by (ii) stockholders' equity.

(8)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end divided by common shares outstanding at period end.

(9)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(10)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities.

(11)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(12)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average repurchase agreements and FHLB Advances.

(13)
The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average total Debt Securities liabilities.

(14)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(15)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(16)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(17)	Calculated by change in book value plus dividend distributions on common stock.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
Effective January 1, 2016, the Company recognized TBAs that do not qualify for the regular-way scope exception in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815 - Derivatives and Hedging as derivatives (which we refer to as "TBA Derivatives"). TBA Derivatives are accounted for as a series of derivative transactions and are recorded as either assets or liabilities at fair value in the consolidated balance sheets with changes in fair value recognized in the consolidated statements of operations in "Net realized and unrealized gain (loss) on derivative instruments".
The Company's Debt Securities portfolio, including TBA Derivatives, at fair value, increased to $13,226 million at March 31, 2016, from $13,028 million at December 31, 2015. During the First Quarter, we repositioned the portfolio to a higher proportion of 30-Year Fixed Rate Agency RMBS in an attempt to reduce vulnerability to prepayments.
The following tables detail the Company's Debt Securities portfolio, inclusive of $307.6 million and $0.0 million of TBA Derivatives at March 31, 2016 and December 31, 2015, respectively:

	March 31, 2016		December 31, 2015
	Fair Value (in thousands)	% of Total	Fair Value (in thousands)	% of Total
15-Year Fixed Rate	$5,663,867	43%	6,458,865	50%
20-Year Fixed Rate	52,505	—%	56,102	—%
30-Year Fixed Rate	7,136,350	54%	6,045,212	46%
Hybrid ARMs	343,353	3%	367,817	3%
U.S. Treasuries	29,972	—%	99,711	1%
Total	$13,226,047	100%	$13,027,707	100%

    The Company’s March 31, 2016 Debt Securities, inclusive of TBA Derivatives, are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$5,400,610	$5,663,867	$102.98	$104.87	1.60%	3.12%	7.6%
20-Year Fixed Rate	48,012	52,505	102.77	109.36	1.68%	4.50%	21.2%
30-Year Fixed Rate	6,744,023	7,136,350	104.45	105.82	2.18%	3.71%	6.6%
Hybrid ARMs (3)	329,943	343,353	102.81	104.06	1.70%	2.97%	15.2%
U.S. Treasury Securities	30,000	29,972	99.86	99.91	0.29%	0.41%	n/a
Total	$12,552,588	$13,226,047	$103.76	$105.37	1.91%	3.43%	7.4%
__________

(1) Represents a forward yield and is calculated based on the cost basis of the security at March 31, 2016.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate for those bonds held at March 31, 2016. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 66.9 at March 31, 2016. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.

In April 2016, the weighted average experienced CPR of the Company's Debt Securities was 14.1%.
Leverage & Liquidity
Our leverage, which includes TBA Derivatives, was 6.76 to 1 at the end of the First Quarter, compared to 6.77 to 1 at the end of the Fourth Quarter. As of March 31, 2016 and December 31, 2015, the Company had financed its portfolio with approximately $10.3 billion and $11.1 billion of repo borrowings and FHLBC Advances (collectively “Total Outstanding Borrowings”) and had payable for securities purchased net of receivable for securities sold of approximately $0.9 billion and $0.4 billion, respectively.
At both March 31, 2016, and December 31, 2015, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.14 billion, or 66.6%, and $1.12 billion and 66.2% of stockholders' equity, respectively.
Financing
During the First Quarter, the Company financed its investment portfolio with average repo borrowings and FHLBC Advances of $10.5 billion, with an average cost of funds of 0.68%, compared to $11.3 billion and 0.49% during the Fourth Quarter. Interest expense increased $3.9 million to $17.9 million in the First Quarter, compared to $14.0 million for the Fourth Quarter primarily due to higher average cost of funds during the First Quarter, compared to the Fourth Quarter.
During the First Quarter, the Company did not experience any reductions in the availability of repo borrowings with the exception of the restrictions imposed on our ability to obtain advances from the FHLBC. On January 12, 2016, the Federal Housing Finance Agency ("FHFA") issued a final rule (the "Final Rule") amending its regulations governing Federal Home Loan Bank (the "FHLB") membership criteria for captive insurance companies. As a direct result of the Final Rule, the Company has reduced outstanding FHLB Advances to $650 million as of March 31, 2016, and all outstanding advances with FHLBC are required to be repaid on or before February 19, 2017. We repaid $1.45 billion of FHLBC Advances during the First Quarter and replaced the advances with borrowings from other existing counterparties. The Company manages its counterparty risk by diversifying its repo borrowings across its diverse group of global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. At March 31, 2016, FHLBC Advances were 6.31% of the Company's total outstanding borrowings, and repo borrowings with any individual counterparty were less than 7% of our total outstanding borrowings. As of March 31, 2016, we had 48 counterparties from whom we may seek borrowings.

Below is a summary, by region, of our outstanding borrowings at March 31, 2016 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	22	$6,273,760	60.9%
Europe	8	2,336,990	22.7%
Asia	5	1,696,219	16.4%
Total	35	$10,306,969	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $0.9 billion at March 31, 2016, compared to $0.4 billion at December 31, 2015.

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. In the First Quarter, we terminated swaps with a combined notional of $500.0 million with a weighted-average pay rate of 1.81%. After the repositioning, our weighted-average fixed pay rate on swaps decreased to 1.26% at March 31, 2016, compared to 1.29% at December 31, 2015.
As of March 31, 2016, the Company held swaps with an aggregate notional amount of $7.5 billion, a weighted-average fixed rate of 1.26%, and a weighted-average expiration of 3.1 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"). At March 31, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 3.8 years.

The Company's outstanding swaps and caps at March 31, 2016 are described below (dollars in thousands):

Interest Rate Swaps *	Weighted-Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.82%	$2,250,000	$(957)
2018	1.16%	2,000,000	(13,163)
2019	1.64%	300,000	(6,148)
2020	1.49%	2,000,000	(31,437)
2022	1.93%	900,000	(32,141)
Total	1.26%	$7,450,000	$(83,846)

Interest Rate Caps	Weighted-Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$5,823
2020	1.25%	1,700,000	23,502
Total	1.28%	$2,500,000	$29,325
_____________

*	The receive rate on the Company's swaps is the three-month LIBOR.

Duration Gap

Our net duration gap decreased to 0.30 at March 31, 2016, compared to 0.74 at December 31, 2015. With interest rates lower in the First Quarter, prepayments are expected to be elevated resulting in our Agency RMBS portfolio having a shorter duration.

Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in our unaudited consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS. The Company's drop income and average market value of all

TBAs outstanding during the First Quarter and Fourth Quarter are shown in the chart below (dollars in thousands):

	March 31, 2016	December 31, 2015	Change
Drop income	$6,315	$3,665	$2,650
Average market value of all TBAs	1,060,866	661,319	399,547
Prepayments
The portfolio recognized $348.5 million in principal repayments and prepayments, experienced a CPR of approximately 7.6% and net amortization expense of $15.9 million in the First Quarter, compared to $392.6 million in principal repayments and prepayments, a CPR of approximately 8.1% and net amortization expense of $18.6 million in the Fourth Quarter. The decrease in CPR in the First Quarter was principally due to higher mortgage interest rates persisting during the Fourth Quarter, subdued mortgage refinancings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.26 per share for the First Quarter, compared to a $0.26 common dividend in the Fourth Quarter. Using the closing share price of $8.14 on March 31, 2016, the First Quarter dividend equates to an annualized dividend yield of 12.8%.

Share Repurchase Program
In the First Quarter, we repurchased 510,618 shares of the Company's common stock at a weighted-average purchase price of $7.82 per share for an aggregate of approximately $4.0 million. In the Fourth Quarter, we repurchased 3,055,784 shares of the Company's common stock for an aggregate purchase price of approximately $23.1 million at a weighted-average price of $7.54 per share. As of March 31, 2016, the Company had approximately $156.8 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 21, 2016, to discuss its financial results for the First Quarter. To participate in the call by telephone, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 87456748#. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, April 21, 2016, at approximately 12:00 PM Eastern Time through Tuesday, May 5, 2016 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 87456748#. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rates, the prices and volatility of Agency RMBS, earnings, yields, investment environment, repo borrowings , hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed, the FOMC or the FHLBC on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	March 31, 2016	December 31, 2015*
Assets:
Investments in securities, at fair value (including pledged assets of $10,898,745 and $11,601,900, respectively)	$12,918,402	$13,027,707
Other investments	34,028	50,028
Derivative assets, at fair value	32,701	100,778
Cash	6,262	9,982
Receivable for securities sold and principal repayments	1,586	1,084,844
Interest receivable	34,033	34,563
Receivable for cash pledged as collateral	85,097	21,751
Other assets	1,219	1,051
Total assets	13,113,328	14,330,704
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	9,656,969	8,987,776
FHLBC Advances, at fair value	649,553	2,098,701
Derivative liabilities, at fair value	85,461	14,024
Payable for securities purchased	937,163	1,475,974
Payable for cash received as collateral	9,141	18,534
Distribution payable	43,809	4,410
Accrued interest payable	20,020	32,588
Accrued expenses and other liabilities	3,113	4,083
Total liabilities	11,405,229	12,636,090
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,535 and 151,740 shares issued and outstanding, respectively)	1,515	1,517
Additional paid in capital	1,943,177	1,946,419
Accumulated deficit	(502,493)	(519,222)
Total stockholders' equity	$1,708,099	$1,694,614
Total liabilities and stockholders' equity	$13,113,328	$14,330,704
Book value per common share	$9.46	$9.36
__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	March 31, 2016	December 31, 2015
Interest income:
Interest income from Agency RMBS	$81,323	$84,831
Other interest income	128	1,000
Total interest income	81,451	85,831
Interest expense:
Interest expense on repurchase agreements and FHLBC Advances	17,945	13,964
Net interest income	63,506	71,867
Other income (loss):
Net realized gain (loss) on investments	1,202	(3,704)
Net unrealized gain (loss) on investments	162,286	(134,708)
Net unrealized gain (loss) on FHLBC Advances	(851)	2,036
Other income	463	409
Subtotal	163,100	(135,967)
Swap and cap interest expense	(18,398)	(22,969)
Net realized and unrealized gain (loss) on derivative instruments	(140,524)	91,986
Net gain (loss) on derivative instruments	(158,922)	69,017
Total other income (loss)	4,178	(66,950)
Expenses:
Compensation and benefits	3,865	1,200
General, administrative and other	2,488	2,069
Total expenses	6,353	3,269
Net income (loss)	$61,331	$1,648
Dividends on preferred stock	(5,203)	(5,204)
Net income (loss) available to common stockholders	$56,128	$(3,556)
Net income (loss) per common share basic & diluted	$0.37	$(0.02)
Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized and unrealized gain (loss) on derivative instruments, and net unrealized gain (loss) on FHLBC Advances. Management uses core earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments, swap and cap contracts, and indebtedness. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	March 31, 2016	December 31, 2015
Net income (loss) available to common stockholders	$56,128	$(3,556)
Net realized (gain) loss on investments	(1,202)	3,704
Net unrealized (gain) loss on investments	(162,286)	134,708
Net realized and unrealized (gain) loss on derivative instruments	140,524	(91,986)
Net unrealized (gain) loss on FHLBC Advances	851	(2,036)
Core earnings	$34,015	$40,834